Exhibit 99.1

LecTec Corporation Announces Results of 2010 Shareholders Meeting

September 23, 2010

TEXARKANA, Texas—(BUSINESS WIRE)—LecTec Corporation (OTCBB: LECT) announced today that its 2010 Shareholders Meeting was successfully held on September 23, 2010. At the meeting, LecTec shareholders elected Gregory Freitag, Sanford Brink, Timothy Heaney, Kevin Lynch and Robert Rudelius as the new Board of Directors. Shareholders also approved the LecTec Corporation 2010 Stock Incentive Plan and ratified the selection of Lurie Besikof Lapidus & Company, LLP as its independent registered public accounting firm for 2010.

After the Shareholders Meeting, the new Board of Directors took action to appoint Kevin Lynch as Chairman of the Board. The following committee appointments were also made: (a) Audit Committee, Tim Heaney — Chairman and Robert Rudelius – member, both “audit committee financial experts”; (b) Compensation Committee, Sanford Brink — Chairman and Kevin Lynch – member; and (c) Nominating & Governance Committee, Robert Rudelius – Chairman and Messrs. Freitag, Brink, Heaney and Lynch - members. In conjunction with the change of members of Board of Directors, Dr. Daniel Sigg stepped down as CSO of LecTec, but will be available to LecTec as requested to continue to provide technical support.

Greg Freitag, LecTec’s CEO stated: “I want to thank the prior Board and Dr. Sigg for their many years of supporting LecTec in their respective roles. The new Board and I look forward to continuing their work to bring continued value to our shareholders. I would also like to thank the Shareholders of LecTec for the support they have shown through their votes for the new members of the Board of Directors.”

About LecTec

LecTec is an intellectual property (“IP”) licensing and holding company with approximately $9.6M in cash at June 30, 2010. LecTec holds multiple domestic and international patents based on its original hydrogel patch technology and has also filed for a provisional patent for its hand sanitizer patch. The LecTec hydrogel patch technology allows for a number of potential applications, including its previously marketed TheraPatch® products, while its anti-microbial hand sanitizer patch is intended to be dry, thereby rendering the patch harmless in the event that it is licked, chewed, or exposed to the eye. An initial prototype of the hand sanitizer patch has been developed and LecTec intends to engage a strategic partner to complete its hand sanitizer patch development and bring it to market. LecTec also has a licensing agreement (“Novartis Agreement”) with Novartis Consumer Health, Inc., which pays royalties to LecTec from time to time, within the terms of the Novartis Agreement, based upon a percentage of Novartis’ net sales of licensed products. LecTec takes legal action as necessary to protect its IP and is currently involved in two patent infringement actions. Finally, LecTec is pursuing a merger/acquisition strategy with the intent to leverage its cash asset and improve shareholder value and liquidity. The Company’s website is www.lectec.com.

Cautionary Statements

This press release contains forward–looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward looking statements are subject to risks and uncertainties, which could cause results or developments to differ materially from those, indicated in the forward–looking statements. Such risks and uncertainties include, but are not limited to, the Company’s dependence on royalty payments from Novartis Consumer Health, Inc., which is selling an adult vapor patch licensed by the Company, the Company’s dependence on key personnel and Board of Director members, the Company’s pending patent infringement litigation against Chattem, Inc. and Prince of Peace Enterprises, Inc., the issuance of new accounting pronouncements, information disseminated on internet message boards from posters expressing opinions that may or may not be factual, the availability of opportunities for license, sale or strategic partner agreements related to patents that the Company holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10–K for the year ended December 31, 2009.

Contacts

LecTec Corporation, Greg Freitag, CEO/CFO (903) 832-0993